Exhibit 10.1

COMMUNITY HEALTHCARE TRUST INCORPORATED
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) by and between COMMUNITY HEALTHCARE TRUST INCORPORATED, a Maryland corporation (“Corporation”), and David H. Dupuy (“Officer”) is made and entered into as of May 1, 2019 (the “Effective Date”).
RECITALS
WHEREAS, the Corporation desires to employee the Officer as Executive Vice President & Chief Financial Officer under the terms of this Agreement; and
WHEREAS, the Officer desires to be employed by the Corporation as Executive Vice President & Chief Financial Officer under the terms of this Agreement;
NOW, THEREFORE, in consideration of the foregoing premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby affirmed, the parties hereto agree to the following terms and conditions:
1.    Duties. During the term of this Agreement, Officer agrees to be employed by and to serve Corporation as Executive Vice President & Chief Financial Officer and Corporation agrees to employ and retain Officer in such capacity. Officer shall devote such of his business time, energy, and skill to the affairs of Corporation as shall be necessary to perform his duties under this Agreement. Officer shall report to Corporation’s Chief Executive Officer and at all times during the term of this Agreement shall have powers and duties at least commensurate with his position as Executive Vice President & Chief Financial Officer. Officer’s principal place of business with respect to his services to Corporation shall be within 35 miles of Franklin, Tennessee.
2.    Term of Employment.
2.1    Definitions. For purposes of this Agreement the following terms shall have the following meanings:
(a)    “Termination For Cause” shall mean termination by Corporation of Officer’s employment by Corporation by reason of Officer’s dishonesty towards, fraud upon, or deliberate injury or attempted injury to Corporation causing material injury to Corporation or by reason of Officer’s breach of this Agreement causing material injury to Corporation. Corporation shall have the burden of establishing that any termination of Officer’s employment by Corporation is a Termination For Cause.

(b)    “Termination Other Than For Cause” shall mean any termination by Corporation of Officer’s employment by Corporation, other than (i) a Termination For Cause or (ii) termination by reason of Officer’s death or disability as described in Sections 2.5 and 2.6. Termination Other Than For Cause shall include a Constructive Termination of Officer’s employment, effective upon notice from Officer to Corporation of such Constructive Termination.
(c)    “Voluntary Termination” shall mean termination by Officer of Officer’s employment by Corporation other than (i) a Constructive Termination as described in subsection 2.1(g), (ii) “Termination Upon a Change in Control” as described in Section 2.1(d), (iii) termination by reason of Officer’s death or disability as described in Sections 2.5 and 2.6, and (iv) termination by reason of retirement by Officer upon attainment of Retirement Eligibility.
(d)    “Termination Upon a Change in Control” shall mean a termination of Officer’s employment with Corporation within 12 months following a “Change in Control” that constitutes a Termination Other Than For Cause described in Section 2.1(b).
(e)    “Change in Control” shall mean (i) the time that Corporation first determines that any person and all other persons who constitute a group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 (“Exchange Act”)) have acquired direct or indirect beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 20 percent or more of Corporation’s outstanding securities, unless a majority of the “Continuing Directors” approves the acquisition not later than ten business days after Corporation makes that determination, or (ii) the first day on which a majority of the members of Corporation’s Board of Directors are not “Continuing Directors.”
(f)    “Continuing Directors” shall mean, as of any date of determination, any member of the Board of Directors of Corporation who (i) was a member of that Board of Directors on January l, 2015, (ii) has been a member of that Board of Directors for the two years immediately preceding such date of determination, or (iii) was nominated for election or elected to the Board of Directors with the affirmative vote of the greater of (x) a majority of Continuing Directors who were members of the Board at the time of such nomination or election or (y) at least four Continuing Directors.
(g)    “Constructive Termination” shall mean, within the twelve (12) month period preceding the Officer's termination, one or more of the following conditions arose and the Officer notified the Corporation of such condition within 90 days of its occurrence and the Corporation did not remedy such condition within 30 days (i) any material breach of this Agreement by Corporation, (ii) any substantial reduction in the authority or responsibility of Officer or other substantial reduction in the terms and conditions of Officer’s employment under circumstances which would not justify a Termination For Cause and which are not the result of a breach by Officer of this Agreement, (iii) any act(s) by Corporation which are designed to or have the effect of rendering Officer’s working conditions so intolerable or demeaning on a recurring basis that a reasonable person would resign such employment, or (iv) relocation of Officer to a location that is more than 35 miles from the location of Corporation’s headquarters on the date this Agreement is executed.

(h)    “Incentive Plans” shall mean Corporation’s 2014 Employees Stock Incentive Plan, as amended, and any successor plans.
(i)    “Retirement Eligibility” shall mean Officer’s attainment of 60 years of age and ten years of continuous employment with Corporation.
(j)    “Disability” shall mean the Officer: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees or directors of the Corporation. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees of the Corporation provided that the definition of “disability” applied under such disability insurance program complies with the requirements of the preceding sentence. Upon the request of the plan administrator, the Officer must submit proof to the plan administrator of the Social Security Administration’s or the provider’s determination.
2.2    Basic Term. The term of this Agreement shall commence on the Effective Date and continue through December 31, 2019, unless terminated pursuant to this Section 2. On December 31, 2019, and on December 31 of each succeeding year, the first sentence of this Section 2.2 shall be automatically amended without any action by the parties by deleting each year then appearing therein and inserting in each place the next subsequent year.
2.3    Termination For Cause. Termination For Cause may be effected by Corporation at any time during the term of this Agreement and shall be effected by written notification to Officer. Upon Termination For Cause, Officer immediately shall be paid all accrued salary, bonus compensation, if any, to the extent earned, vested deferred compensation (other than defined contribution plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of Corporation in which Officer is a participant to the full extent of Officer’s rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Officer in connection with his duties hereunder, all to the date of termination, but Officer shall not be paid any other compensation or reimbursement of any kind, including without limitation, severance compensation.
2.4    Termination Other Than For Cause or Constructive Termination. Notwithstanding anything else in this Agreement, Corporation may effect a Termination Other Than For Cause at any time upon giving written notice to Officer of such termination. Upon any Termination Other Than For Cause, or upon a Constructive Termination, Officer shall immediately be paid all accrued salary, bonus compensation, if any, to the extent earned, whether or not vested without regard to such termination (other than defined contribution plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of Corporation in which Officer is a participant to the full extent of Officer’s rights under such plans, full vesting of all awards granted to Officer under the Incentive Plans, accrued vacation pay and any appropriate business expenses incurred by Officer in connection with his duties hereunder, all to the date of termination, and all severance compensation provided in Section 4.2, but no other compensation or reimbursement of any kind.
2.5    Termination by Reason of Disability. If, during the term of this Agreement, Officer's employment shall be terminated due to Disability, Corporation shall provide payment to Officer of all accrued salary, bonus compensation (described in Section 3.2), if any, to the extent earned, full vesting of any awards granted to Officer under the Incentive Plans, deferred compensation, whether or not vested without regard to such illness or incapacity (other than defined contribution plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of Corporation in which Officer is a participant to the full extent of Officer’s rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Officer in connection with his duties hereunder, all to the date of termination, with the exception of medical and dental benefits, if any, which shall continue at Corporation’s expense through the then current one-year term of the Agreement, but Officer shall not be paid any other compensation or reimbursement of any kind, including without limitation, severance compensation.
2.6    Death. In the event of Officer’s death during the term of this Agreement, Officer’s employment shall be deemed to have terminated as of the last day of the month during which his death occurs and Corporation shall pay to his estate or such beneficiaries as Officer may from time to time designate all accrued salary, bonus compensation, if any, to the extent earned, full vesting of any awards granted to Officer under the Incentive Plans, deferred compensation, whether or not vested without regard to such termination (other than defined contribution plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of Corporation in which Officer is a participant to the full extent of Officer’s rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Officer in connection with his duties hereunder, all to the date of termination, but Officer’s estate shall not be paid any other compensation or reimbursement of any kind, including without limitation, severance compensation.
2.7    Voluntary Termination. In the event of a Voluntary Termination, Corporation shall immediately pay all accrued salary, bonus compensation, if any, to the extent earned, vested deferred compensation (other than defined contribution plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of Corporation in which Officer is a participant to the full extent of Officer’s rights under such plans, subject to and as any remaining restrictions expire, accrued vacation pay and any appropriate business expenses incurred by Officer in connection with his duties hereunder, all to the date of termination, but no other compensation or reimbursement of any kind, including without limitation, severance compensation.
2.8    Termination Upon a Change in Control or Retirement. In the event of (i) a Termination Upon a Change in Control or (ii) retirement by Officer upon attainment of Retirement Eligibility, Officer shall immediately be paid all accrued salary, bonus compensation (described in Section 3.2), if any, to the extent earned through the date of termination, including compensation that was earned and deferred, whether or not vested without regard to the Change in Control (other than defined contribution or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of Corporation in which Officer is a participant to the full extent of Officer’s rights under such plans, full vesting of shares awarded to Officer under the Incentive Plans, accrued vacation pay and any appropriate business expenses incurred by Officer in connection with his duties hereunder, all to the date of termination, and all severance compensation provided in Section 4.1 in the event of a Termination Upon a Change in Control, but no other compensation or reimbursement of any kind.
2.9    Notice of Termination. Corporation may effect a termination of this Agreement pursuant to the provisions of this Section 2 upon giving 30 days written notice to Officer of such termination. Officer may effect a termination of this Agreement pursuant to the provisions of this Section 2 upon giving 30 days written notice to Corporation of such termination.
3.    Salary, Benefits and Incentive Compensation.
3.1    Base Salary. As payment for the services to be rendered by Officer as provided in Section 1 and subject to the terms and conditions of Section 2, Corporation agrees to pay to Officer a “Base Salary” of $350,000.00 per annum effective as of the Effective Date, payable in 24 equal semi-monthly installments, or in such other periodic installments as mutually agreed to by the Corporation and Officer. The Base Salary for each year (or portion thereof) beginning January 1, 2020 shall be determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”). Officer’s Base Salary shall be reviewed annually by the Compensation Committee. For purposes of computing the amount of severance compensation due under this Agreement, the term “Base Salary” includes the market value, as of the date of grant, of any restricted shares of the Corporation to be awarded to Officer in lieu of annual cash salary in 2019 or any subsequent year, but shall not include the value of any “matching” or inducement restricted shares awarded to Officer as a result of elective deferral of cash salary under the Incentive Plans or any deferred compensation plan or program maintained by the Corporation.
3.2    Bonuses. Officer shall be eligible to receive bonus and/or incentive compensation for each year (or portion thereof) during the term of this Agreement and any extensions thereof, in accordance with the policy, plan or arrangement adopted by the Compensation Committee from time to time.
3.3    Additional Benefits. During the term of this Agreement, Officer shall be entitled to the following additional benefits:
(a)    Officer Benefits. Officer shall be eligible to participate in such of Corporation’s benefits and deferred compensation plans as are now generally available or later made generally available to executive officers of Corporation, if any, including, without limitation, the Incentive Plans, profit sharing plans and bonus plans. Solely for purposes of determining 2019 TSR Awards under the Incentive Plans, Base Salary shall be as set forth in Section 3.1 above. For purposes of establishing the length of service under any benefit plans or programs of Corporation, Officer’s employment with Corporation will be deemed to have commenced on the Effective Date.
(b)    Vacation. Officer shall be entitled to four weeks of vacation during each year during the term of this Agreement and any extensions thereof, prorated for partial years.
(c)    Reimbursement for Expenses. During the term of this Agreement, Corporation shall reimburse Officer for reasonable and properly documented out-of-pocket business and/or entertainment expenses incurred by Officer in connection with his duties under this Agreement.
(d)    Temporary Living Expenses. The Company will reimburse Officer $2,000 per month for temporary living expenses (i.e., apartment rental) in the Greater Nashville Area for a period of six (6) months from the Effective Date or until Officer relocates permanently, whichever first occurs.
(e)    Relocation Assistance. The Company will reimburse Officer for substantiated relocation expenses associated with moving Officer's family and household furnishings up to $10,000. Officer will be reimbursed within twenty (20) days of the submission of receipts to the Company, in accordance with the Company's expense reimbursement policies and IRS guidelines.
4.    Severance Compensation.
4.1    Severance Compensation in the Event of a Termination Upon a Change in Control. In the event Officer’s employment is terminated in a Termination Upon a Change in Control, Officer shall be paid as severance compensation an amount equal to (a) three times his annual Base Salary (at the rate payable at the time of such termination), plus (b) an amount equal to the greater of: (i) two times the average annual cash bonus, if any, earned by Officer in the two years immediately preceding the date of termination, without regard to any elective income deferral or conversion of such bonus into stock or any other non-cash consideration; and (ii) two times the product of Base Salary times 0.33. Such severance compensation shall be paid in a lump sum promptly after the date of such termination, and in no event later than 2 1/2 months after the end of the year in which such termination occurs, subject to the limitations of Section 4.4. The parties intend that, to the greatest extent possible, such severance compensation be exempt from Code Section 409A under the “involuntary separation from service” exemption under Treas. Reg. §1.409A-1(n) and/or the “short-term deferral” exemption under Treas. Reg. §1.409-1(b)(4), and agree to pay such severance in separate installments if the amount of severance hereunder is paid beyond the short-term exceeds the limits thereof. To the extent permissible under the group health benefit plans of the Corporation (or its successor), if any, Officer may continue to participate in such plans under the same terms as active employees, pursuant to continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), until the expiration of such COBRA continuation coverage. Officer is under no obligation to mitigate the amount owed Officer pursuant to this Section 4.1 by seeking other employment or otherwise.

4.2    Severance Compensation in the Event of a Termination Other Than For Cause. In the event Officer’s employment is terminated in a Termination Other Than For Cause, Officer shall be paid as severance compensation his Base Salary (at the rate payable at the time of such termination), for a period of 12 months from the date of such termination, on the dates specified in Section 3.1; provided, however, that if Officer is employed by a new employer during such period, the severance compensation payable to Officer during such period will be reduced by the amount of compensation that Officer is receiving from the new employer. However, Officer is under no obligation to mitigate the amount owed Officer pursuant to this Section 4.2 by seeking other employment or otherwise. In addition to the severance payment payable under this Section 4.2, Officer shall be paid an amount equal to the greater of: (i) two times the average annual cash bonus, if any, earned by Officer in the two years immediately preceding the date of termination, without regard to any elective income deferral or conversion of such bonus into stock or any other non-cash consideration; and (ii) two times the product of Base Salary times 0.33. Officer shall be entitled to accelerated vesting of any accrued benefit under each deferred compensation plan. The parties intend that, to the greatest extent possible, such severance compensation be treated as made pursuant to a “separation pay plan,” and not subject to the restrictions imposed by Section 4.4, as provided under Treas. Reg. § 1.409A-1(b)(9), and agree to pay such severance in separate installments if the amount of severance hereunder exceeds the limits thereof. To the extent permissible under the group health benefit plans of the Corporation (or its successor), if any, Officer may continue to participate in such plans under the same terms as active employees, pursuant to continuation coverage under COBRA, until the expiration of such COBRA continuation coverage. Officer is under no obligation to mitigate the amount owed Officer pursuant to this Section 4.2 by seeking other employment or otherwise.
4.3    No Severance Compensation Upon Other Termination. In the event of a Voluntary Termination, Termination For Cause, termination by reason of Officer’s disability pursuant to Section 2.5, or termination by reason of Officer’s death pursuant to Section 2.6, Officer or his estate shall not be paid any severance compensation and shall receive only the benefits as provided in the appropriate section of Article II applicable to the respective termination.
4.4    Section 409A Payment Restrictions. The provisions of this Agreement shall be construed in a manner that is consistent with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (Section 409A of the Code, together, with any state law of similar effect, “Section 409A”) in order to avoid any adverse tax consequences to the Officer. It is intended that each installment of the payments of the severance compensation described in this Section 4, together with all other payments and benefits provided to Officer by Corporation, whether under this Agreement or otherwise, is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i) and satisfies, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treas. Reg. §§ 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, to the extent it is determined that such payments constitute “deferred compensation” under Section 409A and Officer is a “specified employee,” as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of such payments shall be delayed as follows: on the earlier of six months and one day after Officer’s separation from service (as defined below) or the date of Officer’s death, the Corporation shall (A) pay to Officer a lump sum amount equal to the sum of the payments that Officer would otherwise have received through the delayed payment date, and (B) commence any remaining payments in accordance with the terms of this Agreement or such other plan or arrangement of deferred compensation, as applicable. To the extent that any such deferred compensation benefit is payable upon an event involving the Officer’s cessation of services, such payment(s) shall not be made unless such event constitutes a “separation from service” pursuant to the default definition in Treas. Reg. § 1.409A-1(h).
4.5    Golden Parachute Restrictions. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by or on behalf of the Corporation to or for the benefit of the Officer as a result of and contingent on a “change in control,” as defined in section 280G of the Code, (such amounts contingent on a change in control as described in Treas. Reg. § 1.280G-1 Q/A-22) whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, (together, the “Contingent Payment”) would constitute a “parachute payment,” as defined in Treas. Reg. § 1.280G-1 Q/A-30, the amount of the Contingent Payment to Officer shall be (A) reduced to an amount that is one dollar less than 300% of the Officer’s “base amount” (as defined in section 280G(b)(3)(A) of the Code), so that the amount of such payments do not constitute a parachute payment (the “Safe Harbor Payment”), or, if greater, (B) the entire Contingent Payment, unreduced by the calculation in clause (A), provided that the net value of such Contingent Payment to the Officer exceeds the Safe Harbor Payment, after taking into account the additional taxes to Officer that apply to the unreduced Contingent Payment, including the excise taxes imposed thereon under section 4999 of the Code. The determination of the amount to be paid to Officer on account of this Section 4.5 shall be made by the accountant, tax counsel or other similar expert advisor to Officer (the “Tax Advisor”), which shall, if requested, provide detailed supporting calculations both to the Corporation and the Executive and if requested, a written opinion. The supporting calculations shall include a valuation of the non-competition provisions of Section 5. The costs and expenses of the Tax Advisor shall be the responsibility of the Corporation.
5.    Non-Competition. During the term of this Agreement and for any period during which Officer is receiving periodic severance payments pursuant to Section 4.2, or for a period of one year following a Termination Upon a Change in Control, so long as the payments provided for in Section 4.1 are made on a timely basis:
(a)    Officer shall not, without the prior written consent of Corporation, directly or indirectly, own, manage, operate, control, be connected with as an officer, employee, partner, consultant or otherwise, or otherwise engage or participate in any corporation or other business entity engaged in the business of buying, selling, developing, building and/or managing real estate facilities for the medical, healthcare and retirement sectors of the real estate industry. Officer understands and acknowledges that Corporation carries on business nationwide and that the nature of Corporation’s activities cannot be confined to a limited area. Accordingly, Officer agrees that the geographic scope of this Section 5 shall include the United States of America.

Notwithstanding the foregoing, the ownership by Officer of less than 2% of any class of the outstanding capital stock of any corporation conducting such a competitive business which is regularly traded on a national securities exchange or in the over-the-counter market shall not be a violation of the foregoing covenant.
(b)    Simultaneously with the Effective Date and upon each anniversary of the Effective Date, Officer shall notify the Chairman of the Compensation Committee of the nature and extent of Officer’s investments, stock holdings, employment as an employee, director, or any similar interest in any business or enterprise other than Corporation; provided, however, that Officer shall have no obligation to disclose any investment under $100,000 in value or any holdings of publicly traded securities which are not in excess of one percent of the outstanding class of such securities.
(c)    Officer shall not contact or solicit, directly or indirectly, any customer, client, tenant or account whose identity Officer obtained through association with Corporation, regardless of the geographical location of such customer, client, tenant or account, nor shall Officer, directly or indirectly, entice or induce, or attempt to entice or induce, any employee of Corporation to leave such employ, nor shall Officer employ any such person in any business similar to or in competition with that of Corporation. Officer hereby acknowledges and agrees that the provisions set forth in this Section 5 constitute a reasonable restriction on his ability to compete with Corporation and will not adversely affect his ability to earn income sufficient to support himself and/or his family.
(d)    The parties hereto agree that, in the event a court of competent jurisdiction shall determine that the geographical or durational elements of this covenant are unenforceable, such determination shall not render the entire covenant unenforceable. Rather, the excessive aspects of the covenant shall be reduced to the threshold which is enforceable, and the remaining aspects shall not be affected thereby.
6.    Trade Secrets and Customer Lists. Officer agrees to hold in strict confidence all information concerning any matters affecting or relating to the business of Corporation and its subsidiaries and affiliates, including, without limiting the generality of the foregoing, its manner of operation, business plans, business prospects, agreements, protocols, processes, computer programs, customer lists, market strategies, internal performance statistics, financial data, marketing information and analyses, or other data, without regard to the capacity in which such information was acquired. Officer agrees that he will not, directly or indirectly, use any such information for the benefit of any person or entity other than Corporation or disclose or communicate any of such information in any manner whatsoever other than to the directors, officers, employees, agents, and representatives of Corporation who need to know such information, who shall be informed by Officer of the confidential nature of such information and directed by Officer to treat such information confidentially. Such information does not include information which (i) was or becomes generally available to the public other than as a result of a disclosure by Officer or his representatives, or (ii) was or becomes available to Officer on a non‑confidential basis from a source other than Corporation or its advisors provided that such source is not known to Officer to be bound by a confidentiality agreement with Corporation, or otherwise prohibited from transmitting the information to Officer by a contractual, legal or fiduciary obligation; notwithstanding the foregoing, if any such information does become generally available to the public, Officer agrees not to further discuss or disseminate such information except in the performance of his duties as Officer. Upon Corporation's request, Officer will return all information furnished to him related to the business of Corporation. The parties hereto stipulate that all such information is material and confidential and gravely affects the effective and successful conduct of the business of Corporation and Corporation's goodwill, and that any breach of the terms of this Section 6 shall be a material breach of this Agreement. The terms of this Section 6 shall remain in effect following the termination of this Agreement.
7.    Use of Proprietary Information. Officer recognizes that Corporation possesses a proprietary interest in all of the information described in Section 6 and has the exclusive right and privilege to use, protect by copyright, patent or trademark, manufacture or otherwise exploit the processes, ideas and concepts described therein to the exclusion of Officer, except as otherwise agreed between Corporation and Officer in writing. Officer expressly agrees that any products, inventions, discoveries or improvements made by Officer, his agents or affiliates based on or arising out of the information described in Section 6 shall be (i) deemed a work made for hire under the terms of United States Copyright Act, 17 U.S.C. § 101 et seq. , and Corporation shall be the owner of all such rights with respect thereto and (ii) the property of and inure to the exclusive benefit of Corporation.
8.    Miscellaneous.
8.1    Payment Obligations. Corporation’s obligation to pay Officer the compensation and to make the arrangements provided herein shall be unconditional, and Officer shall have no obligation whatsoever to mitigate damages hereunder. In the event that any arbitration, litigation or other action after a Change in Control is brought to enforce or interpret any provision contained herein, Corporation, to the extent permitted by applicable law and Corporation’s Charter and Bylaws, hereby indemnifies Officer for Officer’s reasonable attorneys’ fees and disbursements incurred in such arbitration, litigation, or other action and shall advance payment of such attorneys’ fees and disbursements.
8.2    Waiver. The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.
8.3    Entire Agreement; Modifications. Except as otherwise provided herein, this Agreement represents the entire understanding among the parties with respect to the subject matter hereof, and this Agreement supersedes any and all prior understandings, agreements, plans and negotiations, whether written or oral, with respect to the subject matter hereof, including without limitation any understandings, agreements or obligations respecting any past or future compensation, bonuses, reimbursements or other payments to Officer from Corporation. All modifications to this Agreement must be in writing and signed by the party against whom enforcement of such modification is sought.

8.4    Notices. All notices and other communications under this Agreement shall be in writing and shall be given by personal delivery, nationally recognized overnight courier or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given upon receipt in the event of personal delivery or overnight courier or three days after mailing to the respective persons named below:
If to Corporation:
Community Healthcare Trust Incorporated
3326 Aspen Grove Drive, Suite 150
Franklin, Tennessee 37067
Phone: (615) 771-3052
Fax: (615) 771-3064
If to Officer, by hand delivery to Officer on the premises of the Corporation or to the most recent address of Officer maintained in the records of the Corporation.
Any party may change such party’s address for notices by notice duly give pursuant to this Section 8.4.
8.5    Headings. The Section headings herein are intended for reference and shall not by themselves determine the construction or interpretation of this Agreement.
8.6    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee.
8.7    Arbitration. Any controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be settled by arbitration in Franklin, Tennessee in accordance with the Rules of the American Arbitration Association, and judgment upon any proper award rendered by the Arbitrators may be entered in any court having jurisdiction thereof. There shall be three arbitrators, one to be chosen directly by each party at will, and the third arbitrator to be selected by the two arbitrators so chosen. To the extent permitted by the Rules of the American Arbitration Association, the selected arbitrators may grant equitable relief. The cost of the arbitration, including the cost of the record or transcripts thereof, if any, administrative fees, and all other fees shall be borne by Corporation. Except as otherwise provided in Section 6.1 with respect to events following a Change in Control, to the extent that Officer prevails with respect to any portion of an arbitration award, Officer shall be reimbursed by Corporation for the costs and expenses incurred by Officer, including reasonable attorneys’ fees, in connection with the arbitration in an amount proportionate to the award to Officer as compared to the amount in dispute.
8.8    Severability. Should a court or other body of competent jurisdiction determine that any provision of this Agreement is excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, and all other provisions of this Agreement shall be deemed valid and enforceable to the extent possible.

8.9    Survival of Corporation’s Obligations. Corporation’s obligations hereunder shall not be terminated by reason of any liquidation, dissolution, bankruptcy, cessation of business, or similar event relating to Corporation. This Agreement shall not be terminated by any merger or consolidation or other reorganization of Corporation. In the event any such merger, consolidation or reorganization shall be accomplished by transfer of stock or by transfer of assets or otherwise, the provisions of this Agreement shall be binding upon and inure to the benefit of the surviving or resulting corporation or person. This Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors and assigns of the parties; provided, however, that except as herein expressly provided, this Agreement shall not be assignable either by Corporation (except to an affiliate of Corporation in which event Corporation shall remain liable if the affiliate fails to meet any obligations to make payments or provide benefits or otherwise) or by Officer.
8.10    Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement.
8.11    Withholdings. All compensation and benefits to Officer hereunder shall be reduced only by all federal, state, local and other withholdings and similar taxes and payments that are required by applicable law. Except as otherwise specifically agreed by Officer, no other offsets or withholdings shall apply to reduce the payment of compensation and benefits hereunder.
8.12    Indemnification. In addition to any rights to indemnification to which Officer is entitled to under Corporation’s Charter and Bylaws, Corporation shall indemnify Officer at all times during and after the term of this Agreement to the maximum extent permitted under Section 2-418 of the General Corporation Law of the State of Maryland or any successor provision thereof and any other applicable state law, and shall pay Officer’s expenses in defending any civil or criminal action, suit, or proceeding in advance of the final disposition of such action, suit, or proceeding, to the maximum extent permitted under such applicable state laws. The Corporation will provide advance payment of legal costs and expenses that are reasonable and appropriate for defending such action, suit or proceeding. The indemnification provisions contained in this Section 8.12 shall survive the termination of this Agreement and Officer’s employment by Corporation indefinitely.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 11th day of March, 2019, to be effective as of the Effective Date.
CORPORATION:
COMMUNITY HEALTHCARE TRUST INCORPORATED

By: /s/ Timothy G. Wallace
Timothy G. Wallace
President and Chief Executive Officer

OFFICER:

By: /s/ David H. Dupuy
David H. Dupuy

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